UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a‑6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a‑12

ACCURAY INCORPORATED
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐ Fee paid previously with preliminary materials.

☐ Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Supplement to Proxy Statement for
2022 Annual Meeting of Stockholders
To Be Held on Thursday, November 10, 2022

Explanatory Note

This proxy statement supplement, dated November 1, 2022 (this “Supplement”), supplements the Proxy Statement of Accuray Incorporated (the “Company”) dated September 30, 2022 (the “Proxy Statement”), which the Company previously made available to its stockholders in connection with the solicitation of proxies by the Company’s board of directors (the “Board of Directors”) for use at the Company’s 2022 annual meeting of stockholders, and at any adjournment or postponement thereof (the “2022 Annual Meeting”). This Supplement updates the Proxy Statement and should be read in conjunction with it.

The sole purpose of this Supplement is to clarify certain matters regarding the vote required to approve Proposals Two and Three to be acted on at the 2022 Annual Meeting.

This Supplement does not change the proposals to be acted on at the 2022 Annual Meeting or the recommendation of the Board with respect to any proposals, and the Supplement clarifies but does not change how the votes for Proposals Two and Three will be counted as set forth in the Proxy Statement. Except as specifically supplemented by the information contained in this Supplement, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

PROPOSAL TWO: APPROVAL OF THE AMENDED AND RESTATED ACCURAY INCORPORATED 2016 EQUITY INCENTIVE PLAN

The section entitled “How Votes are Counted” on page 23 of the Proxy Statement is amended and restated to read as follows:

How Votes are Counted

The Amended 2016 Plan must be approved by affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. For purposes of this proposal, abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of the vote. This vote will also constitute approval of the Amended 2016 Plan under the Nasdaq Listing Rules.

PROPOSAL THREE: APPROVAL OF THE AMENDED AND RESTATED ACCURAY INCORPORATED 2007 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER SUCH PLAN

The section entitled “How Votes are Counted” on page 28 of the Proxy Statement is amended and restated to read as follows:

How Votes are Counted

The Amended ESPP must be approved by affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter. For purposes of this proposal, abstentions will have the same effect as a vote AGAINST the proposal. Broker non-votes will have no effect on the outcome of the vote. This vote will also constitute approval of the Nasdaq Listing Rules.